Exhibit 99.1

IIOT-OXYS, Inc. Onboards New Advisor to Accelerate Biotech – Pharma Industry 4.0 Business Vertical

CAMBRIDGE, MA / ACCESSWIRE / June 15, 2023 / IIOT-OXYS, Inc. (OTC PINK: ITOX) ("Oxys" or the “Company”) announced the appointment of William D’Agostino to its Advisory Board as a Technical Sales Consultant for his expertise in Biotechnology and Pharmaceutical Continuous Manufacturing Processes. A full bio for Mr. D’Agostino will be posted on the Company's website.

Cliff Emmons, CEO of Oxys, stated, "We are excited to have Bill join our team to help us drive sales & marketing efforts that will expand the growth of this critical business segment for Oxys, specifically with Biotech & Pharma prospects. He has already identified several qualified leads in these verticals, and we expect our efforts to result in the announcement of a Proof of Concept with a new customer from these verticals by the end of third quarter 2023.”

The worldwide Industry 4.0 (also known as Smart Manufacturing) market was estimated at $97.6 B USD in 2022 and is expected to grow at 18.5% CAGR to $228.3 billion by 2027.1 Bringing on Mr. D’Agostino is one of several actions the Company has taken recently to accelerate growth in this critical sector.

“We’re confident we’ll continue to build on our Smart Manufacturing success with Bill’s Continuous Manufacturing expertise. Combined with our proprietary AI and Machine Learning algorithms, strong business partnerships, successful pilots and use cases, along with our extensive network and prospects, we expect these marketing efforts will lead to new business in due time," concluded Mr. Emmons.

About IIOT-OXYS, Inc.

IIOT-OXYS, Inc. (OTC PINK: ITOX) is a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations. We provide actionable mission-critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS's edge computing open-source hardware and proprietary ML algorithms employ our Minimally Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes. For additional information visit www.oxyscorp.com.

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

IIOT-OXYS, Inc.
Clifford L. Emmons
CEO
contact@oxyscorp.com
www.oxyscorp.com

SOURCE: IIOT-OXYS, Inc.